SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)


                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                               JUNO LIGHTING, INC.
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                (Name of Registrant as Specified In Its Charter)

                        Lens Investment Management, LLC
                           Ram Trust Services, Inc.
                               Robert B. Holmes
                               John B. Goodrich
                                  Nell Minow
                               Robert A.G. Monks
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[x] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: Common Stock, $.01 par value, of Juno Lighting, Inc.
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    (2) Aggregate number of securities to which transaction applies:  Not applicable.
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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.
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    (4) Proposed maximum aggregate value of transaction:  Not applicable.
        ------------------------------------------------------------------------
    (5) Total Fee Paid:  Not applicable.
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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  Not applicable.
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:  Not applicable.
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    (3) Filing Party:  Not applicable.
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    (4) Date Filed:  Not applicable.
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                                                              June 23, 1999

                                [LENS LETTERHEAD]



June 23, 1999

To Our Fellow Shareholders of Juno Lighting, Inc.


                        VOTE "NO" ON THE PROPOSED MERGER

                  Enclosed is a Proxy Statement from the Lens Group(1), which is the beneficial owner of approximately 7.2% of the outstanding shares of Juno Lighting, Inc. ("Juno" or the "Company"). As the holders of 1,346,263 shares, we urge you to join with us to:

|X| Vote AGAINST Juno's proposed Merger Agreement with Fremont Investors I, LLC ("Fremont Investors") and related transactions (Proposal 1).

|X| Vote AGAINST the adoption of an amended and restated certificate of incorporation of Juno (Proposal 2).

|X|      Vote AGAINST the adoption of the Juno's 1999 Stock Award and Incentive
         Plan.

                  Juno's shareholders will be asked to consider these matters at a Special Meeting that will be held on June 29, 1999. As more fully explained in our Proxy Statement, we believe:


PRICE IS          o The consideration offered in the Fremont Investors' merger,
TOO LOW           even if worth the $25 per share claimed by the Company, is too low. We believe that the Company's current and potential value is much greater based upon the trading multiples of Juno's peers and even based upon the discounted cash flow analysis of Juno's own financial advisor utilizing management's "base case" projections. Note especially the recently announced acquisition of Holophane Corp., a Juno peer, by National
                  Service Industries Inc. in an all cash transaction at multiples exceeding significantly those offered by Fremont
                  Investors for Juno.


OFFER MAY         o Fremont Investors has not made an all-cash offer for all
BE WORTH LESS     Juno shares. Because of the proration requirements of the
                  Merger Agreement, Juno shareholders who elect to receive only cash may also receive a portion of their merger consideration in a "stub" security (new shares of Juno to be issued in the merger). Based, among other things, upon the facts that (i) there will be a reduced public "float," (ii) the Company does not expect to pay dividends on such shares and (iii) such shares may be subject to a "minority discount," we believe their market value may be substantially less than $25 per share and neither Juno nor its financial advisor expresses any opinion as to their trading price.


---------------------------------

(1) The Lens Group consists of Lens Investment Management, LLC ("Lens"), Ram Trust Services, Inc. ("Ram"), Robert B. Holmes, John B. Goodrich, Nell Minow and Robert A.G. Monks.



#677176 v1.

THE TIMING        o If the sale process was as exhaustive as the Company alleges
IS BAD            and the Company was still unable to obtain a higher price at this time, we say: Why sell? We see no compelling reason for a sale at this time and no explanation is offered by the Company beyond a general comment about the conditions of the overall stock market, interest rates and the economy.


THE SELLING       o We think a public auction is a better way to sell a company
PROCESS IS        than the selective process utilized by the Company. The
INADEQUATE        Company does not refute our assertion that at least one of the five companies identified by Juno as being part of its "peer group" was not even contacted to make a bid. The $12 million of "break-up" fees and up to $3 million of expenses payable to Fremont Investors if a better deal was accepted may well have provided a disincentive to a "topping" bid. If we vote down the Merger Agreement, these fees would be avoided and an open, public auction could be conducted at a later date.


CURRENT           o After the merger and related transactions, Fremont Investors
STOCKHOLDERS      would have more than 60% of the voting power of Juno's equity
WILL HAVE         securities. It will control the Board.
NO MEANINGFUL
SAY IF THE DEAL
GOES THROUGH


NEW STOCK         o A condition to the merger is the requirement that Juno's
INCENTIVE PLAN    shareholders approve a new management equity incentive plan
IS A CONDITION    which could lead to substantial equity dilution. We are not convinced that this is in the shareholders' interests.


STOCK BUY BACK    o We believe implementing a meaningful share repurchase
ALTERNATIVE       program could increase the value of the Company's shares that remain outstanding while, at the same time, provide meaningful liquidity to those shareholders who want cash now.


CONTROL OUR       o If the Merger Agreement is turned down, Juno will be forced
OWN DESTINY       to have an annual meeting at which we are proposing two
                  director nominees and a by-law amendment which, effective one year after approval, would prohibit more than one "inside" director from serving on the Board. Our nominees would urge the Company to implement a share repurchase program and, if conditions are not right for a sale, urge Juno to focus on expansion through internal growth or acquisition. If current management is not up to the task, we would urge the Board to find suitable replacements.


                  Unlike management, Lens is using its own money to send out these letters and to ask for your vote. We welcome your comments and suggestions, and would be glad to answer any questions you have about our record of working to create shareholder value or about our analysis of Juno. As the third largest holder of Juno stock, our only goal is to insure that shareholders get maximum value for our ownership.

                  Accordingly, we are urging you to vote NO on the Merger Agreement and related proposals. If you have already voted, it is not too late to change your vote.



                                          Very truly yours,

                                          LENS Investment Management LLC












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